                                  Exhibit 11
                                  ----------

                Statement re-computation of per share earnings.
                -----------------------------------------------

1.   Earnings Per Share
     ------------------

   The earnings per share is based on the weighted average number of common stock and common equivalent shares outstanding. The calculation is as follows:



                   3 months ended                 3 months ended
                   March 31, 1995                 March 31, 1994
Primary        $  752,365 - $ 49,686 = .05    $  643,057 - $49,686 = .04
               ---------------------          --------------------
                     15,749,288                    16,112,452

Fully Diluted  $   752,365           = .04    $   643,057          = .03
               --------------                 --------------
                21,407,544                     19,034,012